================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                          SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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Check the appropriate box:

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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================================================================================

                          WILLAMETTE INDUSTRIES, INC.
                      1300 S.W. FIFTH AVENUE, SUITE 3800
                            PORTLAND, OREGON 97201

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 15, 1997

                               ----------------

  The annual meeting of shareholders of Willamette Industries, Inc. (the "Company"), will be held at the RiverPlace Alexis Hotel, 1510 S.W. Harbor Way, Portland, Oregon, on Tuesday, April 15, 1997, at 10 a.m., to consider and vote on the following matters:

  1.The election of one Class A director, one Class B director, and four Class C directors.

  2.Such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record as of the close of business on February 24, 1997, will be entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting in person. Whether or not you plan to attend, please date, sign and mail the enclosed proxy to avoid the expense of further solicitation. A majority of the outstanding shares must be represented at the meeting in order to transact business, and whether you own few or many shares, your proxy is important in fulfilling this requirement.

  If you attend the meeting, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                          J. A. Parsons
                                          Secretary

Portland, Oregon
March 7, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction...............................................................   1
Holders of Common Stock....................................................   1
Election of Directors......................................................   4
Other Matters..............................................................   6
Executive Compensation.....................................................   6
Compensation Committee Interlocks and Insider Participation................   9
Report of the Compensation Committee.......................................   9
Performance Graph..........................................................  12
Compensation of Directors..................................................  12
Employment Agreements......................................................  13
Section 16(a) Beneficial Ownership Reporting Compliance....................  14
Relationship with Independent Public Accountants...........................  15
Shareholder Proposals for 1998.............................................  15
Solicitation of Proxies....................................................  15


 This Proxy Statement has been printed on Penntech Northlite(R) paper produced by the Company.

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Willamette Industries, Inc., an Oregon corporation (the "Company"), of proxies in the accompanying form for use at the annual meeting of shareholders to be held on April 15, 1997. This Proxy Statement and accompanying form of proxy were first sent or given to shareholders on approximately March 7, 1997.

  When a proxy in the enclosed form is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted FOR the election of the nominees named below except to the extent authority to vote for any or all of the nominees is withheld. If a quorum is present, a nominee will be elected if the nominee receives a plurality of the votes cast for the election of directors.

  A proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise (i) by delivering written notice of revocation to the secretary of the Company, (ii) by executing a subsequent proxy relating to the same shares which is delivered to the secretary or (iii) by attending the annual meeting and voting in person (although attendance at the meeting in itself will not constitute revocation of a proxy).

                            HOLDERS OF COMMON STOCK

  The close of business on February 24, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, the Company had outstanding 55,364,564 shares of common stock, $.50 par value ("Common Stock"), each share of which is entitled to one vote at the meeting. A majority of the shares entitled to vote, represented in person or by proxy, including proxies reflecting broker nonvotes or abstentions, will constitute a quorum at the meeting.

  The following tables give certain information concerning the holdings of Common Stock of (i) each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock and (ii) each of the directors and nominees, each of the named executive officers referred to in the Summary Compensation Table below and the Company's directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

FIVE PERCENT BENEFICIAL OWNERS

                          SHARES OF
                         COMMON STOCK           NATURE OF            PERCENT OF
                         BENEFICIALLY          BENEFICIAL           OUTSTANDING
  NAME AND ADDRESS          OWNED               OWNERSHIP           COMMON STOCK
  ----------------       ------------          ----------           ------------
Maurie D. Clark*........  1,700,955   Sole Voting and Disposition       3.07%
Suite 600                 2,382,528   Shared Voting and Disposition     4.30%
1211 S.W. Fifth Avenue    4,083,483   Total                             7.37%
Portland, Oregon 97204
William Swindells*......  1,081,497   Sole Voting and Disposition       1.95%
1300 S.W. Fifth Avenue      127,190   Sole Disposition                   .23%
Portland, Oregon 97201    1,781,292   Shared Voting and Disposition     3.22%
                          2,989,979   Total                             5.40%
The Prudential
 Insurance**............    205,366   Sole Voting and Disposition       0.37%
Company of America        3,171,174   Shared Voting                     5.73%
751 Broad Street          3,210,174   Shared Disposition                5.80%
Newark, New Jersey
 07102-3777               3,415,540   Total                             6.18%
Wells Fargo Bank,
 N.A.**.................  2,205,961   Sole Voting                       3.98%
464 California Street       894,580   Shared Voting                     1.62%
San Francisco,
 California 94163         3,059,040   Shared Disposition                5.53%
                          3,100,541   Total                             5.60%

--------
 *As of January 31, 1997
**As of December 31, 1996

DIRECTORS AND EXECUTIVE OFFICERS

                               SHARES OF
                             COMMON STOCK
                             BENEFICIALLY                 NATURE OF               PERCENT OF
                               OWNED AT                   BENEFICIAL             OUTSTANDING
          NAME            JANUARY 31, 1997(1)            OWNERSHIP(1)            COMMON STOCK
          ----            -------------------            -----------             ------------
Gerard K. Drummond(2)...           2,000      Sole Voting and Disposition             --
                                     333      Sole Disposition                        --
                                   2,333      Total                                   --
Kenneth W. Hergenhan....             886      Shared Voting and Disposition           --
William P. Kinnune(3)...          43,576      Sole Voting and Disposition             .08%
                                   1,903      Sole Voting and Shared Disposition      --
                                  24,603      Sole Disposition                        .05%
                                  70,082      Total                                   .13%
C. W. Knodell(2)........          63,866      Sole Voting and Disposition             .12%
                                     333      Sole Disposition                        --
                                  64,199      Total                                   .12%
Paul N. McCracken(2)....           3,040      Sole Voting and Disposition             .01%
                                     333      Sole Disposition                        --
                                     230      Shared Voting and Disposition           --
                                   3,603      Total                                   .01%
Michael R. Onustock(3)..          22,946      Sole Voting and Disposition             .04%
                                   1,576      Sole Voting and Shared Disposition      --
                                  19,870      Sole Disposition                        .04%
                                  44,392      Total                                   .08%
J. A. Parsons(3)........          27,356      Sole Voting and Disposition             .05%
                                   1,547      Sole Voting and Shared Disposition      --
                                  19,757      Sole Disposition                        .04%
                                  48,660      Total                                   .09%
G. Joseph Prendergast...               0      N/A
Steven R. Rogel(3)......          25,373      Sole Voting and Disposition             .05%
                                   3,129      Sole Voting and Shared Disposition      --
                                  75,567      Sole Disposition                        .14%
                                 104,069      Total                                   .19%
Stuart J. Shelk, Jr.(2).         773,651      Sole Voting and Disposition            1.40%
                                     333      Sole Disposition                        --
                                 773,984      Total                                  1.40%
Robert M. Smelick(2)....           2,000      Sole Voting and Disposition             --
                                     333      Sole Disposition                        --
                                   2,333      Total                                   --
William Swindells(3)....       1,081,497      Sole Voting and Disposition            1.95%
                                 127,190      Sole Disposition                        .23%
                               1,781,292      Shared Voting and Disposition          3.22%
                               2,989,979      Total                                  5.40%
Floyd Vike(3)...........          16,018      Sole Voting and Disposition             .03%
                                   1,457      Sole Voting and Shared Disposition      --
                                  15,197      Sole Disposition                        .03%
                                     442      Shared Voting and Disposition           --
                                  33,114      Total                                   .06%
Samuel C. Wheeler(2)....         726,471      Sole Voting and Disposition            1.31%
                                 138,402      Sole Voting and Shared Disposition      .25%
                                     333      Sole Disposition                        --
                                 865,206      Total                                  1.56%

                               SHARES OF
                             COMMON STOCK
                             BENEFICIALLY                 NATURE OF               PERCENT OF
                               OWNED AT                   BENEFICIAL             OUTSTANDING
          NAME            JANUARY 31, 1997(1)            OWNERSHIP(1)            COMMON STOCK
          ----            -------------------            -----------             ------------
Benjamin R. Whiteley(2).             333      Sole Disposition                        --
                                   3,000      Shared Voting and Disposition           .01%
                                   3,333      Total                                   .01%
All directors and
 executive officers as a
 group (15 persons),
 including persons
 listed above(2)(3).....       2,787,794      Sole Voting and Disposition            5.04%
                                 148,014      Sole Voting and Shared Disposition      .26%
                                 284,515      Sole Disposition                        .51%
                               1,785,850      Shared Voting and Disposition          3.23%
                               5,006,173      Total                                  9.04%

--------
(1) Shares are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares. Inclusion of shares in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.
(2) Includes shares subject to options exercisable within 60 days after January 31, 1997, under the nonemployee director provisions of the 1995 Long-Term Incentive Compensation Plan ("1995 Plan") as follows: Messrs. Drummond, Knodell, McCracken, Shelk, Smelick, Wheeler, and Whiteley, 333 shares each; and all directors as a group, 2,331 shares.
(3) Includes shares subject to options exercisable within 60 days after January 31, 1997, under the Company's 1995 Plan and 1986 Stock Option and Stock Appreciation Rights Plan ("1986 Plan") as follows: Mr. Kinnune, 24,603 shares; Mr. Onustock, 19,870 shares; Mr. Parsons, 19,757 shares; Mr. Rogel, 75,567 shares; Mr. Swindells, 127,190 shares; Mr. Vike, 15,197 shares; and all directors and executive officers as a group, 282,184 shares.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes serving staggered three-year terms. The Board held six meetings during 1996. Each director attended at least 75 percent of the total of (i) the meetings of the Board and (ii) the meetings held by all committees of the Board on which he served.

  The nominees named below for election as directors are members of the Board. The nominees include the four Class C directors, whose three-year terms will expire at the 1997 annual meeting, and two directors of other classes, Mr. Hergenhan and Mr. Prendergast, who were appointed within the last year to fill vacancies on the Board and whose current terms will therefore expire at the 1997 annual meeting. The terms of the directors to be elected at the 1997 annual meeting will expire as follows: the Class A director at the 1998 annual meeting; the Class B director at the 1999 annual meeting; and the Class C directors at the 2000 annual meeting.

  Under the Company's bylaws, a shareholder desiring to nominate a candidate for election as a director must give written notice to the Company with specified information not less than 90 days prior to any annual meeting and not less than seven days after the giving of notice to the shareholders of any special meeting at which directors are to be elected.

  If for any reason any of the nominees named below should become unavailable for election (an event that the Board does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the Board. Information with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the meeting is set forth below. Ages shown are as of December 31, 1996.

CLASS A (NOMINEE AND DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 1998)

  Kenneth W. Hergenhan, age 65, has been a director of the Company since his appointment in February 1997 to fill a vacancy. Mr. Hergenhan was a partner in the law firm of Miller, Nash, Wiener, Hager & Carlsen LLP for more than five years prior to his retirement in December 1996.

  Robert M. Smelick, age 54, has been a director of the Company since 1990. Mr. Smelick has been the managing principal of Sterling Payot Company, an investment company, since 1989. Mr. Smelick is also a director of Metricom, Inc.(3)

  Benjamin R. Whiteley, age 67, has been a director of the Company since 1990. Mr. Whiteley has been chairman of the board of Standard Insurance Company, a life insurance company, of which he is also a director, since August 1994. He served as chairman and chief executive officer of Standard Insurance Company from January 1993 until August 1994 and, prior to that time, as president and chief executive officer for more than five years. Mr. Whiteley is also a director of Northwest Natural Gas Company, U. S. Bancorp and The Greenbrier Companies, Inc.(1)(2)

CLASS B (NOMINEE AND DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1999)

  G. Joseph Prendergast, age 51, has been a director of the Company since his appointment in August 1996 to fill a vacancy. Mr. Prendergast has been executive vice president of Wachovia Corporation since October 1988 and chairman of Wachovia Bank of Georgia and Wachovia Bank of South Carolina since April 1994. Mr. Prendergast is also a director of The Georgia Power Company.

  C. W. Knodell, age 69, has been a director of the Company since 1988. Prior to his retirement from the Company in April 1989, Mr. Knodell was executive vice president, chief financial officer, secretary and treasurer of the Company for more than five years.(1)(2)

  Steven R. Rogel, age 54, has been chief executive officer and a director of the Company since October 1995, and president of the Company since April 1991. He served as chief operating officer of the Company from

April 1991 until October 1995 and, prior to that time, as an executive and group vice president for more than five years. Mr. Rogel is also a director of Fred Meyer, Inc.(1)

  William Swindells, age 66, has been a director of the Company since 1964. For more than the past five years, Mr. Swindells served as chairman of the Company's board of directors and, until his retirement in September 1995, as chief executive officer of the Company. Mr. Swindells is also a director of Oregon Steel Mills, Inc., and Airborne Freight Corp.(1)

CLASS C (NOMINEES WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000)

  Gerard K. Drummond, age 59, has been a director since 1991. Since July 1993, Mr. Drummond has been of counsel to the law firm of Stoel Rives. For more than the prior five years, he was chairman of the board of NERCO, Inc., a natural resources company, its chief executive officer (except during the period February 1992 to November 1992), and executive vice president of PacifiCorp, a public utility company.(2)

  Paul N. McCracken, age 68, has been a director of the Company since 1986. Mr. McCracken has been chairman of the board of directors of Tumac Lumber Co., Inc., a wood products broker for more than the past five years.(1)(2)

  Stuart J. Shelk, Jr., age 52, has been a director of the Company since 1983. Mr. Shelk has been managing general partner of Ochoco Lumber Co., a lumber manufacturer, for more than the past five years.(3)

  Samuel C. Wheeler, age 68, has been a director of the Company since 1972. Mr. Wheeler has been vice president of Barclay Logging Company, a logging contractor, and served in that capacity for more than the past five years. Mr. Wheeler was also president of Wheeler Management Co., Inc., a wood products manufacturer, to June 1996 and for more than the five years previous.(1)(2)

--------
(1) Member of the Company's executive committee.
(2) Member of the Company's compensation and nomination committee ("Compensation Committee"). The Compensation Committee, which held three meetings during 1996, reviews the compensation of the Company's directors and officers prior to consideration of such matters by the Board as a whole and administers the Company's 1986 Plan. It also administered the 1995 Plan until April 25, 1996, when responsibility for the administration of the 1995 Plan was assigned to a subcommittee of the Compensation Committee consisting of Messrs. Drummond and Whiteley. In addition, the Compensation Committee makes recommendations to the Board concerning nominations of directors and selection of executive personnel. The Compensation Committee will consider shareholder suggestions as to nominees for directors; such suggestions should be addressed to the secretary of the Company at its principal executive offices. In order to be considered prior to next year's annual meeting, such suggestions should be received by December 31 of this year.
(3) Member of the Company's audit committee. The audit committee, which met twice during 1996, is responsible for: (i) nominating and recommending independent auditors for selection by the Board, (ii) reviewing the scope of audit proposed to be performed, (iii) reviewing the results of the past year's audit with the auditors and (iv) reviewing the independent auditors' suggestions and comments with respect to internal financial and operational controls, including monitoring the steps taken to implement suggestions by the independent auditors.

                                 OTHER MATTERS

  Management knows of no matters to be brought before the meeting other than that described above. However, should any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the compensation of the Company's chief executive officer and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended December 31, 1996.

                                                 LONG-TERM
                                            COMPENSATION AWARDS
                                           ---------------------
                                           RESTRICTED NUMBER OF
                                 ANNUAL      STOCK    SECURITIES
   NAME AND PRINCIPAL         COMPENSATION   AWARDS   UNDERLYING    ALL OTHER
        POSITION         YEAR    SALARY      (1)(2)    OPTIONS   COMPENSATION(3)
   ------------------    ---- ------------ ---------- ---------- ---------------
Steven R. Rogel......... 1996   $783,333    $119,980    18,220       $33,783
 President and Chief
  Executive Officer      1995    622,917      31,260    14,680        14,922
                         1994    507,500      26,272    12,500        14,537
William P. Kinnune...... 1996    429,000      65,270     8,780        34,071
 Executive Vice
  President              1995    411,333      20,858     9,700        14,922
                         1994    395,000      20,010     8,490        14,537
Michael R. Onustock..... 1996    355,667      54,155     7,270        24,989
 Executive Vice
  President              1995    340,000      17,252     8,000        14,922
                         1994    325,000      16,517     6,950        14,537
J. A. Parsons........... 1996    349,333      53,229     7,120        25,037
 Executive Vice
  President and          1995    333,333      16,892     7,860        14,922
 Chief Financial Officer 1994    319,500      16,199     6,850        14,537
Floyd Vike.............. 1996    345,667      52,673     7,060        29,508
 Executive Vice
  President              1995    323,417      16,737     7,520        14,922
                         1994    262,667      13,566     5,430        14,537

--------
(1) The value of a restricted stock award is calculated by multiplying the number of shares of Common Stock awarded by the closing sale price of the Common Stock on the date of grant as reported by the New York Stock Exchange or, for grants prior to December 31, 1996, by The Nasdaq Stock Market.
(2) The aggregate number of restricted shares of Common Stock held by each named executive officer and the value of such shares on December 31, 1996 (based on the closing sale price of the Common Stock, $69 5/8, as reported by the New York Stock Exchange), are as follows:

            NAME                           NO. OF SHARES  VALUE
            ----                           ------------- --------
         Steven R. Rogel..................     3,129     $217,857
         William P. Kinnune...............     1,903      132,496
         Michael R. Onustock..............     1,576      109,729
         J. A. Parsons....................     1,547      107,710
         Floyd Vike.......................     1,457      101,444

    Dividends are paid on the restricted shares at the same rate as on other shares of Common Stock.
(3) The amounts shown for 1996 represent (i) Company contributions to its Stock Purchase Plan ("401(k) Plan"), a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the benefit of each of the named executive officers and to its 1993 Deferred Compensation Plan for the benefit of such officers to the extent contributions would have been made to the 401(k) Plan had compensation subject to such plan included deferred compensation and had the Internal Revenue Code limits not been applicable, and (ii) the imputed value to the named executives of a portion of the premiums paid for life insurance policies under which they are to receive an interest in the cash surrender value. The amounts attributable to (i) 401(k) Plan and 1993 Deferred Compensation Plan contributions, and (ii) the imputed value of premiums, respectively, for each of the named executives for 1996 are as follows: Mr. Rogel--$15,000, $18,783; Mr. Kinnune--$15,000, $19,071; Mr.
    Onustock--$15,000, $9,989; Mr. Parsons--$15,000, $10,037; Mr. Vike--
    $15,000, $14,508.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information as to options to purchase Common Stock granted to the named executive officers during 1996 pursuant to the Company's 1995 Plan. No SARs were granted during 1996.

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                       FOR OPTION TERM(3)
                         -------------------------------------------------- -----------------------------
                         NUMBER OF  PERCENTAGE OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION
   NAME                  GRANTED(1)  FISCAL YEAR  PER SHARES(2)     DATE         5%             10%
   ----                  ---------- ------------- -------------- ---------- -----------------------------
Steven R. Rogel.........   18,220       6.67%         $61.75     April 2006 $     707,560 $     1,793,096
William P. Kinnune......    8,780       3.22           61.75     April 2006       340,965         864,071
Michael R. Onustock.....    7,270       2.66           61.75     April 2006       282,325         715,467
J. A. Parsons...........    7,120       2.61           61.75     April 2006       276,500         700,705
Floyd Vike..............    7,060       2.59           61.75     April 2006       274,170         694,800

--------

(1) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options, which have terms of ten years and two days, become exercisable as follows: 33 1/3 percent after one year, an additional 33 1/3 percent after two years, and the remainder after three years. Upon a change in control, all options under the 1995 Plan become and remain exercisable in full until the earlier of three years after the date the change in control occurs or the expiration of the stated term of the option. For purposes of the 1995 Plan, a change in control is defined to include (i) a change in composition of the Board during any 24-month period such that the directors in office at the beginning of the period and any additional directors elected with the approval of two-thirds of the directors cease to constitute at least 70 percent of the Board and
    (ii) unless approved by two-thirds of the directors, excluding directors employed by the Company, (A) a merger, or sale of substantially all the assets, of the Company, (B) the acquisition by a person or group (other than certain affiliates of the Company) of 20 percent or more of the combined voting power of the Company's outstanding securities or (C) the approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company.
(2) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Common Stock.
(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually over the full term of the options. There can be no assurance that the Common Stock will appreciate at any particular rate or at all.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  Information regarding exercises of stock options by the named executive officers during 1996 and unexercised options held by them as of December 31, 1996, is summarized in the table set forth below. The named executives did not exercise any SARs during 1996 and did not hold any in-the-money SARs at year-end.

                                                         NUMBER OF           VALUE OF UNEXERCISED
                                                        UNEXERCISED              IN-THE-MONEY
                          NUMBER OF                     OPTIONS AT                OPTIONS AT
                           SHARES                    DECEMBER 31, 1996       DECEMBER 31, 1996(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
   NAME                   EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ----------- ----------- ----------- ------------- ----------- -------------
Steven R. Rogel.........        0     $      0     73,567       32,173     $2,701,924    $421,906
William P. Kinnune......        0            0     24,603       18,077        675,654     254,977
Michael R. Onustock.....    8,000      332,000     19,870       14,920        544,554     210,096
J. A. Parsons...........        0            0     19,757       14,643        542,091     206,415
Floyd Vike..............    6,500      283,563     15,197       13,883        410,039     190,357

--------
(1) Represents the difference between the fair market value of shares of the Common Stock received on exercise of stock options at the date of exercise and the option exercise price.
(2) Calculated based on the difference between the closing sale price of the Common Stock, $69 5/8, as reported by the New York Stock Exchange on December 31, 1996, and the aggregate exercise price of the unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

PENSION PLAN

  The retirement plan (the "Retirement Plan") that the Company maintains for its salaried and office employees (including officers) provides for payment of retirement benefits generally based upon an employee's years of service with the Company and compensation level. Funding of the Retirement Plan is actuarially determined. The Company also maintains a supplemental retirement plan (the "Supplemental Plan") under which salaried employees (including officers) receive retirement benefits substantially equal to those the Retirement Plan would have provided but for certain limitations required by the Internal Revenue Code.

  The following table shows the aggregate estimated annual benefits payable under the Retirement Plan and the Supplemental Plan upon retirement (assuming normal retirement at age 65) for unmarried employees at specified compensation levels (based upon the highest average of five consecutive years) with various years of service (assuming continuous full-time employment with the Company from date of hire to date of retirement):

                                            YEARS OF SERVICE
                          -----------------------------------------------------
         REMUNERATION        15       20       25       30       35       40
         ------------     -------- -------- -------- -------- -------- --------
        $300,000......... $ 72,052 $ 96,070 $120,087 $144,104 $168,122 $190,622
         400,000.........   96,802  129,070  161,337  193,604  225,872  255,872
         500,000.........  121,552  162,070  202,587  243,104  283,622  321,122
         600,000.........  146,302  195,070  243,837  292,604  341,372  386,372
         700,000.........  171,052  228,070  285,087  342,104  399,122  451,622
         800,000.........  195,802  261,070  326,337  391,604  456,872  516,872
         900,000.........  220,552  294,070  367,587  441,104  514,622  582,122

  Compensation used in determining retirement benefits consists of the employee's regular fixed salary including amounts deferred at the election of the employee and contributed to the Company's 401(k) Plan. With respect to the named executive officers, such compensation is the amount shown for the officers under "Salary" in the Summary Compensation Table above.

  The credited years of service for each of the named executive officers is as follows: Mr. Rogel, 24; Mr. Kinnune, 35; Mr. Onustock, 24; Mr. Parsons, 30; and Mr. Vike, 35.

  The benefits payable upon retirement are single-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The level of benefits is based in part upon the average of the Social Security wage bases for the 35 years ending with Social Security retirement age. Amounts shown in the table are based upon the Social Security covered compensation for an employee attaining age 65 in 1997. Retirement benefits may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), in the case of a married employee whose benefits are paid in the form of a joint and survivor annuity and in the case of an employee whose employment with the Company has not been continuous. Special provisions in the Retirement Plan may apply in the case of death or disability; there are also provisions relating to the computation of years of service for vesting or benefit purposes in the case of service with certain employers acquired by the Company at various times in the past.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE

  During 1996, Messrs. Drummond, Knodell (who served as an executive officer of the Company until his retirement in 1989), McCracken, Wheeler and Whiteley served on the Company's Compensation Committee.

  Mr. McCracken is chairman of Tumac Lumber Co., Inc., a wood products broker, which purchases building materials products from, and sells such products to, the Company in the ordinary course of business at prevailing market prices. During 1996, such transactions amounted to approximately $51,190,000.

  Mr. Wheeler is vice president of Barclay Logging Company, which performs contract logging services for the Company in the ordinary course of business at prevailing market prices. During 1996, such transactions amounted to approximately $1,053,000. Mr. Wheeler served as a vice president of the Company until his resignation in 1973.

OTHER TRANSACTIONS AND RELATIONSHIPS

  Ochoco Lumber Co., of which Mr. Shelk is managing general partner, sells wood products to, and purchases such products from, the Company in the ordinary course of business at prevailing market prices. During 1996, such transactions amounted to approximately $2,201,000.

  The Company purchases equipment in the ordinary course of business at prevailing market prices from Rogers Machinery Co., Inc., in which members of Mr. Parsons' immediate family own a majority interest. During 1996, such purchases amounted to approximately $377,000.

  In the ordinary course of business at prevailing market prices, the Company has sold paper products to, and obtained credit and other banking and financial services from, Wachovia Corporation, of which Mr. Prendergast is an executive vice president. During 1996, such paper sales amounted to approximately $1,074,000, and the financial services amounted to approximately $2,021,000, for an aggregate of approximately $3,095,000.

  The Company has retained and continues to retain the law firm of Miller, Nash, Wiener, Hager & Carlsen LLP, from which Mr. Hergenhan retired as a partner in December 1996.

                     REPORT OF THE COMPENSATION COMMITTEE

  It is the responsibility of the Compensation Committee to oversee the compensation of officers of the Company (22 persons). The Compensation Committee's salary recommendations, when approved by the Board, set the level of the compensation for all officers. Until April 1996, the Compensation Committee was also responsible for selecting the key employees, including officers, to receive awards under the 1995 Plan and for determining the types, amounts and terms of such awards. On April 25, 1996, responsibility for the administration of the 1995 Plan was assigned to the Long-Term Incentive Compensation Committee (the "Awards Committee"), a subcommittee of the Compensation Committee consisting of Messrs. Drummond and Whiteley. None of the awards made in 1996 under the 1995 Plan were made by the Awards Committee. In addition, the Compensation Committee hears reports from the Company's chief executive officer, and considers the performance of individual officers, planned succession and related matters.

  The compensation policy of the Company recognizes that the Company's business is the conversion of timber and wood fiber into products which are largely of a commodity nature and that the Company is integrated "from the stump to the customer" with only the president and chief executive officer responsible for all operations. For these two reasons--little control of sales prices in commodity markets and little individual control over material costs and transfer prices of specific business segments--the Company does not ordinarily compensate employees with bonuses or other forms of short-term incentive compensation. The Company's policy is to pay salaried employees, including all officers, base salaries only.

  From time to time, the Compensation Committee receives reports from compensation consultants regarding competitive industry salaries. The Company also participates in industrywide salary surveys and conducts its own annual review of compensation information in proxy statements of competing companies. From these sources, the Compensation Committee evaluates compensation levels of a peer group of nine other forest products companies which the Compensation Committee, based on its general knowledge of the forest products industry, believes are comparable to the Company. The Company uses these evaluations when reviewing and approving management's recommendations regarding compensation. The nine companies constituting the peer group include three of the eleven companies in the Standard & Poor's Paper & Forest Products Index referred to under "Performance Graph" below and six other forest products companies.

  The 1996 salaries recommended by the Compensation Committee at its April 1996 meeting for the Company's executive officers were determined after comparison with the cash compensation paid by the peer group to officers in comparable positions and taking into account available information concerning comparable levels of responsibility. In arriving at salary recommendations for individual officers, the committee also compared their duties to the duties of other officers and employees in the Company. Each recommended salary was within the range of the cash compensation paid to the comparable peer group officers. Some of the recommended salaries were near the high end of the range and others were closer to the low end of the range. In formulating its salary recommendations, the Compensation Committee did not consider stock options and other noncash compensation programs of the peer group companies or the stock options granted to Company officers.

  In April 1996, based on the recommendations of the Compensation Committee, the Board increased Mr. Rogel's annual salary level by 6.8 percent to $800,000. In recommending the increase in Mr. Rogel's salary, the Compensation Committee considered the additional responsibilities Mr. Rogel assumed when he was appointed chief executive officer in October 1995.

  As an incentive to stock ownership by employees and as a form of long-term incentive compensation, the Compensation Committee has annually granted stock options and for each of the last three years awarded shares of restricted Common Stock to selected key employees.

  Stock options were granted by the Compensation Committee based on a formula relating to base salary and the Company's return on shareholder equity ("ROE"). Under the formula, a target number of options for each executive officer is determined by dividing a percentage of the officer's salary (ranging from 100 percent to 150 percent based on level of responsibility) by the market price of the Common Stock at the date of grant. The target number is subject to downward adjustment based on the Company's ROE for its most recent fiscal year. No adjustment is made if the Company's ROE exceeds by a specified margin the composite ROE of 19 forest products companies, including the Company, as reported by a nationally recognized financial publication (the "Composite Group"). If the specified margin is not achieved, the options are reduced proportionately by up to 30 percent of the target number. The Company's 1995 ROE exceeded the published industry composite by more than the specified margin. Accordingly, option grants in 1996 were not adjusted. The formula does not take into account the number of stock options previously granted to an executive officer.

  The Composite Group includes a broad range of companies in terms of size, some of which are substantially larger than the Company in terms of sales. The Compensation Committee believes that the broader Composite Group is more appropriate for measuring performance based on ROE, which is not related to a Company's size, and the peer group is more appropriate for comparing compensation levels which typically depend in part on a company's size.

  Restricted stock has been awarded to executive officers based upon the Compensation Committee's subjective evaluation of the Company's performance. In April 1996, shares of restricted stock, which vest based on years of continuous employment after the date of the award, were awarded to executive officers in an amount equal to 15 percent of the officer's salary based on the market value of the Common Stock at the date of the award.

  The Compensation Committee determined the stock option and restricted stock awards to Mr. Rogel using the same principles as it uses in granting stock options and restricted stock awards to other executive officers. Under the formula used by the Compensation Committee in granting stock options, options for 18,220 shares were targeted for and issued to Mr. Rogel in 1996.

  The Awards Committee presently intends to continue to grant options and award shares of restricted stock in accordance with the principles followed by the Compensation Committee.

  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to the Company for compensation over $1 million paid to any of the Company's chief executive officer and four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals determined by a Board committee comprised solely of two or more outside directors and otherwise qualifies as performance based pursuant to Section 162(m). Responsibility for the administration of the 1995 Plan was assigned to the Awards Committee, which is comprised solely of outside directors, so that awards under the 1995 Plan can be qualified as performance based within the meaning of Section 162(m). Stock options granted by the Awards Committee as well as awards of restricted stock which vest based upon the attainment of performance goals established by the Awards Committee will qualify as performance based pursuant to Section 162(m). The Company does not have a policy favoring awards to executive officers which qualify as performance based pursuant to Section 162(m). However, the Awards Committee will consider the net cost to the Company of awards of restricted stock under the 1995 Plan that do not qualify pursuant to Section 162(m).

                              COMPENSATION COMMITTEE

                              Gerard K. Drummond        C. W. Knodell

                              Samuel C. Wheeler         Benjamin R. Whiteley

                              Paul N. McCracken, Chairman

                               PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Paper & Forest Products Index, in each case assuming investment of $100 on December 31, 1991, and reinvestment of dividends.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            AMONG WILLAMETTE INDUSTRIES, INC., THE S & P 500 INDEX
                 AND THE S & P PAPER & FOREST PRODUCTS INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             WILLAMETTE                  S & P PAPER
Measurement Period           INDUSTRIES     S & P        & FOREST
(Fiscal Year Covered)        INC.           500 INDEX    PRODUCTS INDEX
---------------------        ----------     ---------     -------------
Measurement Pt- 12/91        $100           $100         $100
FYE    12/92                 $142           $108         $114
FYE    12/93                 $174           $118         $126
FYE    12/94                 $170           $120         $131
FYE    12/95                 $206           $165         $145
FYE    12/96                 $260           $203         $160

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                           COMPENSATION OF DIRECTORS

FEES

  Each director of the Company who is not also an employee of the Company or a subsidiary (a "nonemployee director") receives a fee of $1,200 for each Board meeting attended and $1,000 for each committee meeting attended, except that the chairman of a committee receives an attendance fee of $1,500. In addition, each nonemployee director, other than Mr. Swindells, receives a retainer fee of $20,000 per year.

RETIREMENT BENEFITS

  The Company maintains a retirement plan for nonemployee directors who serve on the Board on or after September 1, 1989, and who complete five years of service as nonemployee directors after January 31, 1980. Upon retirement, a former director receives a number of annual payments equal to the number of years he or she served as a nonemployee director after January 31, 1980. Payments terminate on death. The amount of each annual payment equals the annual retainer fee for directors at the time the director retires. Benefits under the plan are not funded.

STOCK OPTIONS

  Under the 1995 Plan, each person who was a nonemployee director at the date of the 1995 annual meeting of shareholders was granted an option to purchase 1,000 shares of Common Stock (an "Initial Option") and each person who subsequently becomes a nonemployee director, other than a former officer of the Company or a subsidiary, is also granted an Initial Option. In addition, on the date of each annual meeting of shareholders, commencing with the 1996 annual meeting, an option for 600 shares of Common Stock (an "Annual Option") is granted to each person who is then a nonemployee director, including former officers of the Company or its subsidiaries, and who is to continue to serve as a director.

  Options granted to nonemployee directors under the 1995 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, have terms of ten years and two days, and are exercisable as specified in note (1) to the table under "Option Grants in Last Fiscal Year" above. Accordingly, the Annual Options granted to the nonemployee directors on the date of the 1996 annual meeting were granted at an exercise price of $61.75 per share, the fair market value of the Common Stock on that date. The Initial Options granted to Mr. Prendergast on August 1, 1996, and to Mr. Hergenhan on February 13, 1997, were granted at exercise prices of $59.4375 and $63.00, respectively, the fair market value of the Common Stock on the date of grant.

CONSULTING AGREEMENT

  The Company entered into a consulting agreement with Mr. Swindells effective upon his retirement as chief executive officer of the Company under which Mr. Swindells agreed to provide consulting services to the Company for a two-year term expiring September 30, 1997. Thereafter, the consulting agreement will continue on a month-to-month basis until terminated by either party. Under the consulting agreement, Mr. Swindells receives consulting fees at the rate of $10,000 a month, secretarial services and office space, and is reimbursed for certain expenses including dues for a business club. The consulting agreement provides that, while Mr. Swindells is receiving fees under the agreement, he shall not receive the annual retainer fees payable to other nonemployee directors of the Company.

                             EMPLOYMENT AGREEMENTS

GENERAL

  The Company has entered into agreements ("CIC Agreements") with certain of its key employees, including the named executive officers, that provide for severance compensation for the employees in the event their employment with the Company is terminated subsequent to a Change in Control (as defined) of the Company under the circumstances set forth in the CIC Agreements. Pursuant to the CIC Agreements, each employee has agreed to remain in the Company's employ following a tender offer or exchange offer for more than 30 percent of the combined voting power of the Company's voting securities until such offer has been abandoned or terminated or a Change in Control has occurred and unless the Company reduces the employee's compensation.

  If, within 36 months following a Change in Control, the employee's employment with the Company is terminated by the Company without Cause (as defined) or by the employee with Good Reason (as defined), then the Company shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date the Change in Control occurred, plus severance compensation in an amount equal to 2.99 times the sum of (a) his annual base salary at the above-specified rate and (b) the average annual incentive compensation (if any) paid or accrued for his benefit in respect of the two fiscal years prior to the fiscal year in which the Change in Control occurs.

  The CIC Agreements further provide for the continuation of all noncash employee benefit plans and arrangements, with certain exceptions, for a period of one year following termination of employment after a Change in Control except by death, by the Company for Cause or disability or by the employee other than for Good Reason. The employee is also entitled to be reimbursed for any reasonable legal fees and expenses he may incur in enforcing his rights under the CIC Agreement.

  In the event it is determined that any payment by the Company to or for the benefit of the employee in connection with a Change in Control is not deductible by the Company for federal income tax purposes, then amounts otherwise payable or distributable under the agreement are reduced to the maximum deductible amount.

  The CIC Agreements are for one-year terms which extend annually for an additional one-year term, unless either the Company or the employee gives notice that the CIC Agreement shall not be extended. In the event of a Change in Control while the CIC Agreements are in effect, the CIC Agreements are automatically extended for 36 months from the date the Change in Control occurs. The CIC Agreements terminate upon termination of employment prior to a Change in Control.

CERTAIN DEFINITIONS

  Lengthy definitions of Cause, Change in Control and Good Reason are included in the CIC Agreements. Summaries of the definitions, which are necessarily incomplete, are set forth below.

  "Cause" with respect to the termination of an employee's employment by the Company means termination because the employee committed an act of fraud, embezzlement or theft constituting a felony, or an act intentionally against the interest of the Company which causes it material harm, or because of his repeated failure, after written notice, to perform his responsibilities under the CIC Agreement.

  "Change in Control" means (i) a change in control required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) subject to certain exceptions, the acquisition by a person or group of beneficial ownership of 20 percent or more of the outstanding Common Stock, (iii) a change in the composition of the Board such that the directors at the beginning of any two-year period cease to constitute at least a majority of the Board unless the election or nomination of each new director was approved by two-thirds of the directors still in office who were directors at the beginning of such period, (iv) subject to certain exceptions, any consolidation or merger of the Company or any sale or other transfer of substantially all its assets or (v) approval by the shareholders of the Company of a plan or proposal for its liquidation or dissolution.

  "Good Reason" with respect to the termination by an employee of his employment with the Company means (i) subject to certain exceptions, any change in the employee's status or position with the Company which in his reasonable judgment does not represent a promotion, (ii) a reduction in the employee's base salary, (iii) the failure by the Company to continue in effect for the employee certain benefit plans and policies, (iv) the transfer of the employee to a different location, (v) the failure of any successor to the Company to expressly assume the Company's obligations under the CIC Agreement,
(vi) a purported termination by the Company of the employee's employment which is not effected in accordance with the CIC Agreement or (vii) a refusal by the Company to allow the employee to continue to engage in certain activities not related to the Company's business.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16 of the Exchange Act, holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16 Statements on a timely basis except there was a less than one month delay in filing an initial
Section 16 Statement on behalf of Greg W. Hawley, Vice President and
Controller.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP, independent public accountants, has audited the accounts of the Company for a number of years and has been selected to do so for 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                        SHAREHOLDER PROPOSALS FOR 1998

  Shareholder proposals intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company no later than November 7, 1997, in order to be included in the proxy statement and proxy card for such meeting.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone or other means of communication by certain directors, officers, and other employees of the Company without extra compensation for their services. The Company has retained D.F. King & Co., Inc., to assist in the solicitation of proxies at an estimated fee of $4,500 plus expenses. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their reasonable expenses in forwarding soliciting materials to their principals and obtaining authorization for the execution of proxies.

                                          By Order of the Board of Directors

                                          J. A. Parsons
                                          Secretary

Portland, Oregon

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

-------------------------------------------------------------------------------


                          WILLAMETTE INDUSTRIES, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON APRIL 15,1997

 The undersigned hereby appoints William Swindells, Steven R. Rogel and J. A. Parsons, and each of them, proxies with power of substitution, to represent and vote the common stock of Willamette Industries, Inc. ("Company"), which the undersigned may be entitled to vote at the annual meeting of the Company's shareholders on April 15, 1997, or at any adjournment thereof with all powers the undersigned would possess if personally present. A majority of the proxies present, or if only one is present, then that one, shall have all the powers granted herein.

 By signing on the reverse, the undersigned acknowledges receipt of the Notice of Annual Meeting to be held April 15, 1997, and accompanying proxy statement, and revokes all prior proxies for said meeting.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

-------------------------------------------------------------------------------

                                                                 Please mark
                                                                your vote as
                                                                indicated in
                                                                this example
                                                                     [X]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE CHOICE SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING, THIS PROXY WILL BE VOTED THEREON IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

 THE BOARD OF
   DIRECTORS
 RECOMMENDS A
   VOTE FOR
-----------------
                                                                      WITHHELD
Item 1-Election of directors: Gerard K. Drummond,         FOR         FOR ALL
Paul N. McCracken, Kenneth W. Hergenhan, G. Joseph        [_]           [_]
Prendergast, Stuart J. Shelk, Jr., Samuel C. Wheeler


WITHHELD FOR:  (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------

Signature(s) __________________________    Date _________________________, 1997

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE